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                        CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in this Registration Statement on Pre-Effective Amendment No. 3 to Form S-1 (No. 333-108057) of our report dated June 17, 2003 (except with respect to Notes C, D and G of the financial statement to which our report relates, as to which the date is February 18, 2004) relating to the February 28, 2003 financial statement of Commonwealth Capital Corp., which appears in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.



/s/ Fishbein & Company, P.C.

FISHBEIN & COMPANY, P.C.

Horsham, Pennsylvania
September 17, 2004